SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

FIDELITY CAPITAL TRUST FIDELITY FINANCIAL TRUST FIDELITY HASTINGS STREET TRUST FIDELITY MAGELLAN FUND FIDELITY MT. VERNON STREET TRUST
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

FOR EXTERNAL POSTING IN MUTUAL FUND SECTION OF FIDELITY.COM

Board of Trustees of the Fidelity Funds to Create Two Separate Boards

February 2008

Fidelity's mutual fund business and the broader mutual fund marketplace continue to expand and evolve. As a result, the Board of Trustees of the Fidelity Funds, together with Fidelity Management & Research Company (FMR), have been considering ways to structure the Board for each Fidelity fund in order to ensure that Fidelity's mutual fund shareholders continue to be well served by Trustees in the years ahead. Historically, the Board of each Fidelity fund has consisted of the same group of individual Trustees who serve as Trustees for all other Fidelity funds. In effect, the Fidelity funds have been overseen by a single Board of Trustees.

The Trustees of the Fidelity Funds -- with the support of FMR -- have made a decision to reorganize themselves into two separate groups and thereby create two Boards. One Board will oversee Fidelity's equity and high-income funds, while the second Board will oversee Fidelity's investment-grade bond, money market, and asset allocation funds. The creation of separate Boards will allow Trustees to continue to focus most effectively on the unique needs of each group of funds in the years ahead.

The Board made this decision in order to plan for the future. The decision was based on three specific factors:

  The continued diversification of Fidelity's mutual fund business into new asset classes and product types.
  The increasing complexity of the securities marketplace in terms of the investment strategies available to Fidelity's mutual funds.
  The expectation by the Board of Trustees that Fidelity's mutual fund business will continue to expand over the coming five to 10 years as a result of prevailing demographic and business trends.

The Board of Trustees fully expects that the environment of strong governance of the funds and protection of the interests of fund shareholders will continue under this new structure of two Boards of Trustees, in partnership with Fidelity as the funds' investment adviser.

By way of background, the Board of Trustees is responsible for governing the funds and protecting the interests of shareholders. They are elected by fund shareholders. Trustees on both Boards will be experienced executives who meet throughout the year to oversee the funds' activities, review contractual arrangements with companies that provide services to the funds, and review fund performance. Board members include independent Trustees, or those with no affiliation to Fidelity, and interested Trustees, or those who are employed by Fidelity. A significant majority of the Board is independent. Each of the new Boards is expected to have 75 percent or more independent Trustees.

The process of creating two Boards from the current single Board will take several months since meetings of fund shareholders must be convened to elect Trustees. We anticipate that the fund shareholder meetings at which these items are presented can be completed by mid-summer of 2008. More detailed information will be included in the individual fund proxies that will be mailed to shareholders of affected funds in the coming months.

# # #

Please read the proxy statement when it becomes available because it contains important information. The preliminary and definitive proxy statements can be accessed free of charge on www.sec.gov.

Fidelity Investments Institutional Services Company, Inc., 82 Devonshire Street, Boston, MA 02109

Fidelity Distributors Corporation, 82 Devonshire Street, Boston, MA 02109

Fidelity Brokerage Services LLC, Member NYSE, SIPC, 100 Summer Street, Boston, MA 02110

National Financial Services, LLC, Member NYSE, SIPC, 200 Liberty Street, NY4F, New York, NY 10281

482023.1.0